UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2015

Atlas Resource Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35317	45-3591625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices, including zip code)

800-251-0171

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2015, Atlas Energy Group, LLC (the “Company”) and Atlas Resource Partners, L.P. (the “Partnership”) entered into employment agreements with each of Edward E. Cohen, the Company’s Chief Executive Officer, Jonathan Z. Cohen, the Company’s Executive Chairman of the Board of Directors, Daniel C. Herz, the Company’s President, and Mark Schumacher, the Company’s Senior Vice President (collectively, the “Employment Agreements”).

The Employment Agreements with Messrs. E. Cohen and J. Cohen provide for a term of three years (which automatically renews daily unless earlier terminated) and an initial annual base salary of $350,000, while the Employment Agreements with Messrs. Herz and Schumacher provide for a term of two years (which automatically renews daily for one-year terms after the first anniversary of the effective date of the agreement unless earlier terminated) and an initial annual base salary of $350,000 (in the case of Mr. Herz) and $375,000 (in the case of Mr. Schumacher). Under these Employment Agreements, if the executive is terminated without cause or resigns with good reason, then, subject to his execution and non-revocation of a release of claims in favor of the Company and related parties, the executive will be entitled to receive (a) two times (three times, in the case of Messrs. E. Cohen and J. Cohen) the sum of the executive’s base salary plus his average incentive compensation for previous three years (or such lesser period as applicable), (b) a pro rata bonus for year of termination, (c) 24 months (36 months, in the case of Messrs. E. Cohen and J. Cohen) of continued health and welfare benefits, and (d) accelerated vesting of all equity-based compensation.

The Employment Agreements each contain certain restrictive covenants, including (a) in the case of Messrs. E. Cohen and J. Cohen, a 12-month post-termination noncompetition covenant and 24-month post-termination nonsolicitation covenant if the executive is terminated with cause or resigns without good reason, (b) in the case of Mr. Herz, a 18-month post-termination noncompetition covenant and 24-month post-termination nonsolicitation covenant if the executive is terminated with cause or resigns without good reason, and (c) in the case of Mr. Schumacher, a 18-month post-termination noncompetition covenant and 24-month post-termination nonsolicitation covenant if, prior to a change in control or after the first anniversary of a change in control, the executive is terminated with cause or resigns without good reason, or within one year following a change in control, the executive’s employment terminates for any reason.

Under each of the Employment Agreements, any payments or benefits payable to the executive will be cutback to the extent that such payments or benefits would result in the imposition of excise taxes under Section 4999 of the Internal Revenue Code, unless the executive would be better off on an after-tax basis receiving all such payments or benefits.

Under the Employment Agreements, the Partnership is jointly and severally liable with the Company to each executive for payments owed to the executive to the extent such payments (or portion thereof) would be, if paid by the Company, either (a) paid on behalf of the Partnership and its subsidiaries, or (b) allocable to the Partnership and its subsidiaries, in each case, in accordance with the provisions relating to reimbursement of the general partner as set forth in the Partnership’s Amended and Restated Agreement of Limited Partnership dated March 13, 2012.

The foregoing summary of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the terms of the applicable Employment Agreements, copies of which are attached hereto as Exhibit 10.1 through 10.4, and which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement among Atlas Energy Group, LLC, Atlas Resource Partners, L.P. and Edward E. Cohen dated as of September 4, 2015.

10.2	Employment Agreement among Atlas Energy Group, LLC, Atlas Resource Partners, L.P. and Jonathan Z. Cohen dated as of September 4, 2015.

10.3	Employment Agreement among Atlas Energy Group, LLC, Atlas Resource Partners, L.P. and Daniel C. Herz dated as of September 4, 2015.

10.4	Employment Agreement among Atlas Energy Group, LLC, Atlas Resource Partners, L.P. and Mark Schumacher dated as of September 4, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS RESOURCE PARTNERS, L.P.

By: Atlas Energy Group, LLC, its general partner

Dated: September 4, 2015	By:	/s/ Lisa Washington
	Name:	Lisa Washington
	Title:	Vice President, Chief Legal Officer and Secretary